EXHIBIT 99

Camco Financial Appoints Mr. Kirksey as Chief Financial Officer

CAMBRIDGE, Ohio, March 30, 2011 (GLOBE NEWSWIRE) -- Camco Financial Corporation ("Camco") (Nasdaq:CAFI), parent company of Advantage Bank has announced that John E. Kirksey has been appointed to the position of Senior Vice President, Chief Financial Officer and Treasurer for Camco and Advantage Bank. James E. Huston, President and CEO of Camco and Advantage Bank made the announcement.

As Chief Financial Officer, Mr. Kirksey is responsible for all finance and treasury functions. Mr. Kirksey was previously employed by Modern Medical, Inc from 2008 through 2010 serving as the Director of Operations. Prior to that, Mr. Kirksey served in several financial leadership roles at JPMorgan Chase. There he served as Vice President/Planning and Analysis Manager, Retail Banking from 2002 to 2008, as Vice President/Senior Finance Manager, Retail Group from 1997 to 2002, and Vice President/Strategic Planning in 1996 (with Banc One Corporation). At Bank One, Richmond, Mr. Kirksey served as Chief Financial Officer from 1989 to 1996.

Mr. Kirksey holds a Master of Business Administration, Finance degree from Indiana University, Bloomington, IN and a Bachelor of Science degree in Business Administration and Economics from Manchester College, North Manchester, IN. He and his wife and their two children live in Powell, Ohio.

Chairman, President & CEO James E. Huston commented, "We are fortunate that John Kirksey has joined Camco and Advantage Bank's executive team. His professionalism, knowledge, and enthusiasm are exactly the characteristics we desire in our company's financial leadership."

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 22 offices in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT: James E. Huston, CEO
         Phone: 740-435-2020